UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 1, 2017

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2017, the Board of Directors of Voyager Therapeutics, Inc. (the “Company”) entered into an employment agreement with Jane Pritchett Henderson (the “Henderson Agreement”) appointing Ms. Henderson as the Company’s Senior Vice President and Chief Financial Officer.

Ms. Henderson previously served as the Senior Vice President, Chief Financial and Business Officer of Kolltan Pharmaceuticals, Inc., a biopharmaceutical company, from February 2013 to November 2016. Prior to joining Kolltan Pharmaceuticals, Ms. Henderson served as the Vice President, Business Development of ISTA Pharmaceuticals, Inc., an eye care company, from June 2010 to June 2012, when ISTA Pharmaceuticals was acquired by Bausch + Lomb Incorporated. Prior to joining ISTA Pharmaceuticals, Ms. Henderson served as the Executive Vice President, Chief Financial Officer and Head of Business Development of Axerion Pharmaceuticals, Inc., a pharmaceutical company, from September 2009 to June 2010, provided independent consulting services from February 2009 to September 2009 and served as the Executive Vice President, Chief Financial Officer and Chief Business Officer of Panacos Pharmaceuticals, Inc., a pharmaceutical company, from January 2008 to February 2009. Prior to that, Ms. Henderson served in a variety of senior investment banking roles at HSBC Holdings plc, Canadian Imperial Bank of Commerce, Lehman Brothers and Salomon Brothers. Ms. Henderson received a B.S. in Psychology from Duke University.

Pursuant to the Henderson Agreement, Ms. Henderson will report to the Company’s President and Chief Executive Officer, and her base annual salary will be $370,000. Going forward, Ms. Henderson will be eligible to receive an annual performance bonus targeted at 30% of her base salary, with the actual amount of such bonus, if any, to be determined by the Company’s Board of Directors. Ms. Henderson will also be entitled to participate in the benefits and insurance programs generally available to all Company employees. Ms. Henderson will also receive $50,000 in annual living assistance payments and reimbursement for a realtor’s fee on an apartment rental.

In connection with her hiring, Ms. Henderson will receive an option to purchase 214,000 shares of the Company’s common stock (with a per-share exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date of grant), with a 10-year term. Twenty-five percent of the shares underlying the awards will vest on the first anniversary of the grant date with the remaining seventy-five percent to vest monthly over the subsequent 36-month period, subject to Ms. Henderson’s continued employment with the Company over such period. The stock option will be granted under the Company’s 2015 Stock Option and Incentive Plan.

The Henderson Agreement provides further that, if Ms. Henderson is terminated without cause or resigns for good reason, she will be entitled to severance as follows: continuation of base salary for twelve (12) months plus an amount equal to one times her pro rata annual bonus, payable over twelve months, and continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA. “Cause” and “good reason” are as defined in the Henderson Agreement. In the event that such termination without cause or resignation for good reason occurs within a twelve-month period following a sale event (as defined in the Henderson Agreement), Ms. Henderson will also be entitled to acceleration of time-based vesting on any equity awards held by Ms. Henderson at such time.

The foregoing summary of the Henderson Agreement is qualified in its entirety by reference to the complete text of the Henderson Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with Ms. Henderson’s appointment, effective as of January 1, 2017, the Board of Directors of the Company designated Ms. Henderson as an “executive officer” of the Company as such term is defined under Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an “officer” as such term is defined under Rule 16a-1(f) of the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective January 1, 2017, between the Registrant and Jane Henderson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2017	VOYAGER THERAPEUTICS, INC.

	By:	/s/ Steven M. Paul
Steven M. Paul, M.D.
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, effective January 1, 2017, between the Registrant and Jane Henderson.